Exhibit 99.1


First National Bancshares Inc. Reports 2nd Quarter Results

    BRADENTON, Fla.--(BUSINESS WIRE)--July 6, 2004--First National Bancshares Inc. (Nasdaq:FBMT), a Bradenton based holding company and parent of 1st National Bank & Trust has announced earnings for the first six months of 2004.
    Earnings for the first six months of 2004 were $1.36 million compared to $1.22 million for the first six months of 2003, an 11.1% increase.
    For the first six months of 2004, undiluted earnings per share were $ .43 compared to $ .41 (adjusted for stock splits) for the first six months of 2003.
    First National Bancshares is located in Bradenton, Florida. More information can be obtained through the bank's web site at http://www.firstnbt.com, or on line through the stock symbol FBMT.

    CONTACT: 1st National Bank & Trust, Bradenton
             Angela O'Reilly, 941-746-4964 Ext. 400